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                                  EXHIBIT 12.1

Statement of Computation of Earnings to Fixed Charges and Preferred Stock Dividend Requirements for the twelve month periods ended December 31, 1999 and December 31, 1998


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                                                        For the twelve months ended
                                                   December 31, 1999     December 31, 1998
                                                   -----------------     ------------------
Net income                                               $230,653          $ 83,465
Interest expense                                          137,759            67,533
Amortization of capitalized interest                           91                --
                                                         --------          --------
Earnings before interest                                 $368,503          $150,998
                                                         --------          --------
Interest expense                                          137,759            67,533
Interest capitalized                                          952             3,636
Interest portion of rentals                                   351               150
Preferred dividends                                         3,500             3,500
                                                         --------          --------
Fixed charges and preferred stock
     dividend requirements                               $142,562          $ 74,819
                                                         --------          --------

Earnings to fixed charges and preferred
     stock dividend requirements                             2.58              2.02
                                                         --------          --------
                                                         --------          --------

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